UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Hacetoglu, Ararat P.
   One Gateway Center
   19th Floor
   Pittsburgh, PA  15222
2. Issuer Name and Ticker or Trading Symbol
   The Carbide/Graphite Group, Inc.
   CGGI
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/31/00
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President and General Manager - Calcium Carbide Products
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock, $.01 par valu|12/22/|S (6| |2,000             |D  |$1.50      |26,227             |D     |                           |
e                          |00    |)   | |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Employee Stock Options|$3.5625 |     |    | |           |   |(5)  |5/1/1|Common Stock|       |       |1,000       |D  |            |
 (Right to Buy)       |        |     |    | |           |   |     |0    |            |       |       |            |   |            |
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Employee Stock Options|$15.75  |     |    | |           |   |(1)  |7/31/|Common Stock|       |       |4,000       |D  |            |
                      |        |     |    | |           |   |     |06   |            |       |       |            |   |            |
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  (Right to Buy)      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Employee Stock Options|$5.53125|     |    | |           |   |(4)  |2/28/|Common Stock|       |       |16,000      |D  |            |
 (Right to Buy)       |        |     |    | |           |   |     |10   |            |       |       |            |   |            |
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Employee Stock Options|$22.375 |     |    | |           |   |(1)  |4/1/0|Common Stock|       |       |15,000      |D  |            |
                      |        |     |    | |           |   |     |7    |            |       |       |            |   |            |
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  (Right to Buy)      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Employee Stock Options|$21.5312|     |    | |           |   |(2)  |7/31/|Common Stock|       |       |15,000      |D  |            |
 (Right to Buy)       |5       |     |    | |           |   |     |08   |            |       |       |            |   |            |
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Employee Stock Options|$13.9375|     |    | |           |   |(3)  |7/31/|Common Stock|       |       |20,000      |D  |            |
 (Right to Buy)       |        |     |    | |           |   |     |09   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1)  Options are fully vested and
exercisable.
(2) Options become vested and exercisable as follows: One third as of July 31, 1999; One third as of July 31,
2000; and One third as of July 31,
2001
(3) Options become vested and exercisable as follows: One third as of July 31, 2000; One third as of July 31,
2001; and One third as of July 31,
2002
(4) Options become vested and exercisable as follows: One third as of February 28, 2001; One third as of February 28, 2002; and One third as of February 28,
2003.
(5) Options become vested and exercisable at a rate of one-third on each of May 1, 2001, 2002 and 2003.
(6) The Reporting Person sold the Common Stock in a private sale on December 28, 2000.
SIGNATURE OF REPORTING PERSON
Filed by EDGAR -- Manual signature maintained by the Company
DATE
January 10, 2001